                  ADMINISTRATION ASSISTANCE SERVICES AGREEMENT

         THIS AGREEMENT is made as of Dec. 16 , 2002 by and among PFPC INC., a Massachusetts corporation ("PFPC"), MERIDIAN FUND, INC., a Maryland corporation (the "Fund"), and ASTER INVESTMENT MANAGEMENT CO., INC., a California corporation (the "Advisor").

                                  WITNESSETH:

         WHEREAS, the Fund is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

         WHEREAS, the Fund wishes to retain PFPC to provide administration assistance services to the Fund's investment portfolios listed on Exhibit A attached hereto and made a part hereof, as such Exhibit A may be amended from time to time (each a "Portfolio"), and PFPC wishes to furnish such services.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and intending to be legally bound hereby the parties hereto agree as follows:

1.       DEFINITIONS. AS USED IN THIS AGREEMENT:

(a)      "1933 Act" means the Securities Act of 1933, as amended.

(b)      "1934 Act" means the Securities Exchange Act of 1934, as amended.

(c) "Authorized Person" means any officer of the Fund and any other person duly authorized by the Fund's Board of Directors to give Oral Instructions and Written Instructions on behalf of the Fund. An Authorized Person's scope of authority may be limited by setting forth such limitation in a written document signed by both parties hereto.

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(d)      "CEA" means the Commodities Exchange Act, as amended.

(e) "Oral Instructions" mean oral instructions received by PFPC from an Authorized Person or from a person reasonably believed by PFPC to be an Authorized Person. PFPC may, in its sole discretion in each separate instance, consider and rely upon instructions it receives from an Authorized Person via electronic mail as Oral Instructions.

(f)      "SEC" means the Securities and Exchange Commission.

(g) "Securities Laws" means the 1933 Act, the 1934 Act, the 1940 Act and the CEA.

(h) "Shares" means the shares of beneficial interest of any series or class of the Fund.

(i) "Written Instructions" mean (i) written instructions signed by an Authorized Person and received by PFPC or (ii) trade instructions transmitted (and received by PFPC) by means of an electronic transaction reporting system access to which requires use of a password or other authorized identifier. Written Instructions may be delivered by hand, mail, tested telegram, cable, telex or facsimile sending device.

2. APPOINTMENT. The Fund hereby appoints PFPC to provide administration assistance services to each of the Portfolios, in accordance with the terms set forth in this Agreement. PFPC accepts such appointment and agrees to furnish such services in accordance with the terms of this Agreement.

3. DELIVERY OF DOCUMENTS. The Fund has provided or, where applicable, will provide PFPC with the following:

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         (a)      at PFPC's request, certified or authenticated copies of the resolutions of the Fund's Board of Directors approving the appointment of PFPC or its affiliates to provide services to each Portfolio and approving this Agreement;

         (b)      a copy of Fund's most recent effective registration statement;

         (c)      a copy of each Portfolio's advisory agreement or agreements;

         (d) a copy of the distribution/underwriting agreement with respect to each class of Shares representing an interest in a Portfolio;

         (e) a copy of each additional administration agreement with respect to a Portfolio;

         (f) copies of various procedures adopted by the Board of Directors of the Fund (Rule 17a-7, 17e-1, etc.);

         (g) a copy of each distribution and/or shareholder servicing plan and agreement made in respect of the Fund or a Portfolio; and

         (h) copies (certified or authenticated, where applicable) of any and all amendments or supplements to the foregoing.

         In addition, the Fund will provide PFPC with any additional documentation that PFPC may request that is reasonably necessary for PFPC to perform the services described in this Agreement.

4.       COMPLIANCE WITH RULES AND REGULATIONS.

         PFPC undertakes to comply with all applicable requirements of the Securities Laws, and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by PFPC hereunder. Except as specifically set forth herein, PFPC assumes no responsibility for such compliance by the Fund or other entity, except for any entity to which PFPC delegates or assigns duties to be performed under this Agreement in accordance with Section 19.

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5.       INSTRUCTIONS.

         (a) Unless otherwise provided in this Agreement, PFPC shall act only upon Oral Instructions or Written Instructions. PFPC undertakes to comply with all Oral Instructions or Written Instructions received by it and believed to be genuine, and shall act (or refrain from acting) strictly in accordance with the terms of such Oral Instructions or Written Instructions.

         (b) PFPC shall be entitled to rely upon any Oral Instruction or Written Instruction it receives from an Authorized Person (or from a person reasonably believed by PFPC to be an Authorized Person) pursuant to this Agreement. PFPC may assume that any Oral Instruction or Written Instruction received hereunder is not in any way inconsistent with the provisions of the organizational documents or this Agreement or of any vote, resolution or proceeding of the Fund's Board of Directors or of the Portfolio's shareholders, unless and until PFPC receives Written Instructions to the contrary.

         (c) The Fund agrees to forward to PFPC Written Instructions confirming Oral Instructions (except where such Oral Instructions are given by PFPC or its affiliates) so that PFPC receives the Written Instructions by the close of business on the same day that such Oral Instructions are received. The fact that such confirming Written Instructions are not received by PFPC or differ from the Oral Instructions shall in no way invalidate the transactions or enforceability of the transactions

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                  authorized by the Oral Instructions or PFPC's ability to rely upon such Oral Instructions.

6.       RIGHT TO RECEIVE ADVICE.

         (a) Advice of the Fund. If PFPC is in doubt as to any action it should or should not take, PFPC may request directions or advice, including Oral Instructions or Written Instructions, from the Fund.

         (b) Advice of Counsel. If PFPC shall be in doubt as to any question of law pertaining to any action it should or should not take, PFPC may request, at its own expense, advice from counsel of its own choosing (who may be counsel for the Fund, the Fund's investment adviser or PFPC, at the option of PFPC).

         (c) Conflicting Advice. In the event of a conflict between directions or advice or Oral Instructions or Written Instructions PFPC receives from the Fund and the advice PFPC receives from counsel, PFPC may rely upon and follow the advice of counsel, unless such advice conflicts with the advice given to it by the Fund's counsel as to a legal requirement under the Securities Laws. If practical under the circumstance, PFPC shall promptly inform the Fund of any such conflict before taking the action in question.

         (d) Protection of PFPC. PFPC shall be indemnified by the Fund and without liability for any action PFPC takes or does not take in reliance upon directions or advice or Oral Instructions or Written Instructions PFPC receives from or on behalf of the Fund or from counsel and which PFPC believes, in good faith, to be consistent with those directions or

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

                  advice and Oral Instructions or Written Instructions provided however, that such actions or omissions of PFPC do not constitute willful misfeasance, bad faith, gross negligence or reckless disregard its duties under this in this Agreement. Nothing in this section shall be construed so as to impose an obligation upon PFPC (i) to seek such directions or advice or Oral Instructions or Written Instructions, or (ii) to act in accordance with such directions or advice or Oral Instructions or Written Instructions unless, under the terms of other provisions of this Agreement, the same is a condition of PFPC's properly taking or not taking such action. Nothing in this subsection shall excuse PFPC from liability for any action or omission on the part of PFPC that constitutes willful misfeasance, bad faith, gross negligence or reckless disregard by PFPC of any duties, obligations or responsibilities set forth in this Agreement.

7.       RECORDS; VISITS.

         (a) The books and records pertaining to the Fund and the Portfolios which are in the possession or under the control of PFPC shall be the property of the Fund. Such books and records shall be prepared and maintained as required by the 1940 Act and other applicable securities laws, rules and regulations. The Fund, Authorized Persons and employees and agents of the SEC or other governmental authorities with the approval of the Fund shall have access to such books and records at all times during PFPC's normal business hours. Upon the reasonable request of the Fund, copies of any such books and records

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

                  shall be provided by PFPC to the Fund, to an Authorized Person or to employees and agents of the SEC or other governmental agencies, at the Fund's expense.

         (b)      PFPC shall keep the following records:

                  (i) all books and records with respect to each Portfolio's books of account;

                  (ii)     records of each Portfolio's securities transactions;
                           and

                  (iii) all other books and records as PFPC is required to maintain pursuant to Rule 31a-1 of the 1940 Act in connection with the services provided hereunder.

         (c) Upon termination of this Agreement, PFPC shall, at the Fund's reasonable request and in accordance with Written Instructions, deliver a copy of the books and records pertaining to the Fund or Portfolios that are in the possession or under control of PFPC, to the Fund or any other person designated by the Fund.

8. CONFIDENTIALITY. Each party shall keep confidential any information relating to the other party's business ("Confidential Information"). Confidential Information shall include (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Fund or PFPC, their respective subsidiaries and affiliated companies and the customers, clients and suppliers of any of them; (b) any scientific or technical information, design, process, procedure, formula, or improvement that is

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

         commercially valuable and secret in the sense that its confidentiality affords the Fund or PFPC a competitive advantage over its competitors;
         (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (d) anything designated as confidential. Notwithstanding the foregoing, information shall not be subject to such confidentiality obligations if it: (a) is already known to the receiving party at the time it is obtained; (b) is or becomes publicly known or available through no wrongful act of the receiving party; (c) is rightfully received from a third party who, to the best of the receiving party's knowledge, is not under a duty of confidentiality; (d) is released by the protected party to a third party without restriction; (e) is required to be disclosed by the receiving party pursuant to a requirement of a court order, subpoena, governmental or regulatory agency or law (provided the receiving party will provide the other party written notice of such requirement, to the extent such notice is permitted); (f) is relevant to the defense of any claim or cause of action asserted against the receiving party; or (g) has been or is independently developed or obtained by the receiving party.

9. LIAISON WITH ACCOUNTANTS. PFPC shall act as liaison with the Fund's independent public accountants and shall provide account analyses, fiscal year summaries, and other audit-related schedules with respect to each Portfolio. PFPC shall take all reasonable action in the performance of its duties under this Agreement to assure that all necessary information is made available to such

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

         accountants for the expression of their opinion, as required by the Fund.

10. PFPC SYSTEM. PFPC shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by PFPC in connection with the services provided by PFPC to the Fund.

11. DISASTER RECOVERY. PFPC shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of communication and electronic data processing equipment to the extent appropriate equipment is available. In the event of equipment failures or other events, PFPC shall, at no additional expense to the Fund, take reasonable steps to minimize service interruptions. PFPC shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by PFPC's own willful misfeasance, bad faith, gross negligence or reckless disregard of its duties or obligations under this Agreement.

12. COMPENSATION. As compensation for services rendered by PFPC during the term of this Agreement, the Advisor will pay to PFPC a fee or fees as may be agreed to in writing by the Advisor and PFPC.

13. INDEMNIFICATION. The Fund, on behalf of each Portfolio, agrees to indemnify, defend and hold harmless PFPC and its affiliates, including their respective officers, directors, agents and employees, from all taxes, charges, expenses, assessments,

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

         claims and liabilities (including, without limitation, attorneys' fees and disbursements and liabilities arising under the Securities Laws and any state and foreign securities and blue sky laws) arising directly or indirectly from any action or omission to act which PFPC takes (i) at the request or direction of or in reliance on the advice of the Fund or
         (ii) in accordance with Oral Instructions or Written Instructions, provided that neither PFPC, nor any of its affiliates, shall be indemnified, and PFPC shall indemnify and hold harmless the Fund, the Portfolios and their affiliates against any liability (or any expenses incident to such liability) caused by PFPC's or its affiliates' own willful misfeasance, bad faith, gross negligence or reckless disregard in the performance of PFPC's activities under this Agreement. Any amounts payable by the Fund hereunder shall be satisfied only against the relevant Portfolio's assets and not against the assets of any other investment portfolio of the Fund. The provisions of this Section 13 shall survive termination of this Agreement.

14.      RESPONSIBILITY OF PFPC.

         (a) PFPC shall be under no duty to take any action hereunder on behalf of the Fund or any Portfolio except as specifically set forth herein or as may be specifically agreed to by PFPC and the Fund in a written amendment hereto. PFPC shall be obligated to exercise care and diligence in the performance of its duties hereunder and to act in good faith in performing services provided for under this Agreement. PFPC shall be liable only for any damages arising out of PFPC's failure to perform its duties under this Agreement to the extent such damages arise out of PFPC's willful misfeasance, bad faith, gross negligence or reckless disregard of such duties.

         (b) Without limiting the generality of the foregoing or of any other provision of this Agreement and notwithstanding anything in this Agreement to the contrary, and provided that PFPC is in compliance with Section 11 hereof, (i) PFPC shall not be liable for losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation acts of God; action or inaction of civil or military authority; public enemy; war; terrorism; riot; fire; flood; sabotage; epidemics; labor disputes; civil commotion; interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; insurrection; elements of nature; or non-performance by an unaffiliated third party provided that PFPC has acted in accordance with the standard set forth in Section 14(a) above; and (ii) PFPC shall not be under any duty or obligation to inquire into and shall not be liable for the validity or invalidity, authority or lack thereof, or truthfulness or accuracy or lack thereof, of any instruction, direction, notice, instrument or other information which PFPC reasonably believes to be genuine.

         (c) Notwithstanding anything in this Agreement to the contrary, neither PFPC nor its affiliates shall be liable for any consequential, special or indirect losses or damages, whether or not the likelihood of such losses or

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

                  damages was known by PFPC or its affiliates.

         (d) No party may assert a cause of action against PFPC or any of its affiliates that allegedly occurred more than 12 months immediately prior to the filing of the suit (or, if applicable, commencement of arbitration proceedings) alleging such cause of action.

         (e) Each party shall have a duty to mitigate damages for which the other party may become responsible.

         (f) The provisions of this Section 14 shall survive termination of this Agreement.

15. DESCRIPTION OF ADMINISTRATION ASSISTANCE SERVICES. PFPC will provide the services and functions specified in this Section 15.

         (a)      Financial Reporting Assistance

                  (i) assistance in determining the Fund's dividend distribution;

                  (ii) assistance in preparing annual and semi-annual shareholders reports including:

                           -   Schedule of Investments

                           -   Financial Statements

                           - Financial Highlights, including total returns and expense ratios

                           -   all required footnotes

                  (iii) calculating and disseminating Fund performance data such as, total returns and expense ratios;

                  (iv) coordinating printing of shareholder reports and their filing with the SEC; and

                  (v) communicating all relevant statistical information to the applicable reporting service, including, but not limited to, Lipper, Morningstar and Investment Company Institute.

         (b)      Compliance Assistance

                  (i) monitoring compliance of the Fund with Subchapter M of the Internal Revenue Code to determine its status as a Regulated Investment Company.

         (c)      Filing Assistance

                  (i)      prepare semi-annual reports with the SEC on Form
                           N-SAR;

                  (ii) coordinate the filing of Form N-SAR electronically with the SEC via EDGAR System; and

                  (ii) coordinate the filing of Form 24F-2 with the SEC relating to the federal registration of Fund shares sold.

         (d)      Tax Assistance

                  (i) Work with the Fund's independent auditors in determining and recommending required amount of distribution from ordinary income and capital gains to avoid Federal income tax and Federal excise tax.

         (e)      Support Services Assistance

                  (i) assisting in developing annual expense budget for the Fund, and monitoring expense accruals throughout the year;

                  (ii) acting as a liaison with the Fund's independent public accountants and providing account analyses, fiscal year summaries and other audit-related schedules;

                  (iii) assisting the Fund in maintaining Directors & Officers Errors and Omissions Insurance; and

                  (iv) providing accounting and tax support for all aspects of a Fund's operation including the effects of any change in the Fund's structure.

         (f)      Regulatory Administrative Assistance Services

                  SEC Filings Assistance

                  (i) annual registration statement on Form N-lA (including stickers);

                  (ii) coordinate EDGAR filings of annual and amended registration statements and the printing of definitive prospectuses with the financial printer.

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

         Fidelity Bond Assistance

                  (i)      assist Fund management with application process;

                  (ii)     obtain quotes from broker;

                  (iii)    monitor asset levels monthly; and

                  (iv) file bond with the SEC pursuant to Rule 17g-1 upon receipt of bond.

         Board Administration Assistance

                  (i) prepare calendar to ensure all regulatory requirements are met.

         Fund Administration Assistance

                  (i)      maintain regulatory calendar and project schedules;

                  (ii) conduct conference calls (as needed or requested by Fund management);

                  (iii) maintain Fund files (organizational documents, signed contracts and minutes);

                  (iv) provide assistance with SEC or IRS examinations (provision of materials), and

                  (v)      conduct ad hoc training programs at client's request.

         Service Provider Coordination Assistance

                  (i)      Investment Adviser;

                  (ii)     Counsel;

                  (iii)    Auditor, and

                  (iv)     Financial Printers.

16. DURATION AND TERMINATION. The initial term of this Agreement will be for the period of three (3) years, commencing on the date hereinabove first written (the "Effective Date") and will continue thereafter subject to termination by either party as set forth below. Upon expiration of the Initial Term, this Agreement shall automatically renew for a term of one (1) year ("Renewal Term") each, unless the Fund or PFPC provides written notice to the other of its intent not to renew. Either of the parties hereto may terminate this Agreement by giving the other party a notice in writing specifying the date of such termination, which shall not be less than 90 days after the date of giving such notice. The fees agreed to between the Fund and PFPC will be fixed for three (3) years commencing on the Effective Date of this Agreement and will continue thereafter subject to their review and any adjustment as may be agreed in writing by the Fund and PFPC. In the event the Fund gives notice of termination, all expenses associated with movement (or duplication) of records and materials and conversion thereof to a successor accounting and administration services agent(s) (and any other service provider(s)), and all trailing expenses incurred by PFPC, will be borne by the Fund. - Subject to the foregoing, upon termination of this Agreement, PFPC shall (i) at the Fund's reasonable request and in accordance with Written Instructions, deliver a copy of the books and records pertaining to the Fund or Portfolios that are under the possession or control of PFPC, to the Fund or any other person designated by the Fund; and (ii) in the event that the Fund moves services described in this Agreement to a successor service provider and notice of termination was timely provided, PFPC will use commercially reasonable efforts to facilitate the conversion by the termination date. Should the Fund terminate this Agreement because of a material breach by PFPC, PFPC agrees that

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         all reasonable expenses or costs associated with the movement (or duplication) of records and materials and conversion thereof to a successor service provider, including all trailing expenses incurred by PFPC, will be borne by PFPC.

17. NOTICES. Notices shall be addressed (a) if to PFPC, at 400 Bellevue Parkway, Wilmington, Delaware 19809, Attention: President; (b) if to the Fund, at 60 East Sir Francis Drake Boulevard, Suite 306, Larkspur, California 94939, Attention: Richard F. Aster, Jr., President or (c) if to neither of the foregoing, at such other address as shall have been given by like notice to the sender of any such notice or other communication by the other party. If notice is sent by hand or by confirming electronic or facsimile sending device, it shall be deemed to have been given immediately. If notice is sent by first-class mail, it shall be deemed to have been given three days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered.

18. AMENDMENTS. This Agreement may not be altered or amended, except by an instrument in writing, executed by both parties, and in the case of the Fund, if appropriate, such alteration or amendment will be authorized by its Board of Directors.

19. ASSIGNMENT. PFPC may assign its rights hereunder to any majority-owned direct or indirect subsidiary of PFPC or of The PNC Financial Services Group, Inc., provided that PFPC gives the Fund 30 days prior written notice of such assignment.

20. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute

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         one and the same instrument.

21. FURTHER ACTIONS. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

22.      MISCELLANEOUS.

         (a) Notwithstanding anything in this Agreement to the contrary, the Fund agrees not to make any modifications to its registration statement or adopt any policies which in either case would affect materially the obligations or responsibilities of PFPC hereunder without the prior written approval of PFPC, which approval shall not be unreasonably withheld or delayed.

         (b) Except as expressly provided in this Agreement, PFPC hereby disclaims all representations and warranties, express or implied, made to the Fund or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to services provided under this Agreement. PFPC disclaims any warranty of title or non-infringement except as otherwise set forth in this Agreement.

         (c) This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties. The captions in this

                  Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. Notwithstanding any provision hereof, the services of PFPC are not, nor shall they be, construed as constituting legal advice or the provision of legal services for or on behalf of the Fund or any other person.

         (d) This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law, without regard to principles of conflicts of law.

         (e) If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

         (f) The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

ASTER INVESTMENT                          PFPC INC.
MANAGEMENT COMPANY, INC.


By: /s/ RICHARD F. ASTER JR.              By: /S/ Neal Andrews
    -----------------------------            ----------------------------------


Title: President                          Title: SVP

MERIDIAN FUND, INC.

By: /s/ RICHARD F. ASTER JR.
    -----------------------------

Title: President

                                    EXHIBIT A

         THIS EXHIBIT A, dated as of Dec. 16, 2002 is Exhibit A to that certain Administration Assistance Services Agreement dated as of Dec. 16, 2002 among PFPC INC., MERIDIAN FUND, INC. and ASTER INVESTMENT MANAGEMENT CO., INC.

                                   PORTFOLIOS

                              Meridian Growth Fund
                               Meridian Value Fund

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